NEWS RELEASE
                           ------------

               Balanced Living, Inc., a Colorado corporation ("Balanced Living"), OTC Bulletin Board Symbol "TBLI," has completed the acquisition of 96% of Wizzard Software Corp., a Delaware corporation ("Wizzard Software"), pursuant to a Plan of Reorganization and Stock Exchange Agreement (the "Agreement").

               The closing of the Agreement was subject to Balanced Living effecting a 1.65 for one forward split of its outstanding securities, increasing its authorized capital to 100,000,000 shares of $0.001 par value common stock, changing its name to "Wizzard Software Corporation" and the sale of not less than 500,000 shares of its post-split common stock at a price of $1.00.

               Wizzard Software was incorporated in the State of Delaware in 1996 to provide speech recognition software and solutions to retail and corporate customers, both domestically and abroad. Wizzard Software has spent considerable time and money on research and development of speech recognition, natural language processing and text-to-speech applications, and now has several products ready for market. Wizzard Software's verbal computing platform allows both business and home users to have productive conversations with their computers, by giving instructions and commands, and thereby augmenting the mouse and keyboard and increasing both output and efficiency.

               An amended 8-K Current Report dated May 30, 2000, respecting the Agreement will be filed with the Securities and Exchange Commission within fifteen days from the date hereof, and will be available for review in the EDGAR archives at www.sec.gov shortly thereafter.

               This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although Balanced Living believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that any expectations will prove correct.

February 7, 2001

                                        The Board of Directors


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